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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549
                            _______________________


                                    Form 8-K

                                 CURRENT REPORT
                        PURSUANT TO SECTION 13 or 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of Earliest Event Reported):   March 26, 2000


                         Commission file number 0-18301


                             IROQUOIS BANCORP, INC.
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             (Exact name of registrant as specified in its charter)



           NEW YORK                                 16-1351101
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(State of other jurisdiction of        (I.R.S. Employer Identification No.)
incorporation or organization)

                    115 Genesee St., Auburn, New York 13021
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                    (Address of principal executive offices)


Registrant's telephone number, including area code:   315-252-9521
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ITEM 5.        OTHER EVENTS

     Iroquois Bancorp, Inc. (the "Registrant" or "IROQ") entered into an Agreement and Plan of Merger (the "Agreement") with Niagara Bancorp, Inc. and Niagara Merger Corp. dated March 26, 2000. IROQ is the holding company for Cayuga Bank and The Homestead Savings (FA). As of December 31, 1999, IROQ had total assets of $595.1 million and total deposits of $461.1 million. Under the terms of the Agreement, Niagara Merger Corp, a subsidiary of Niagara Bancorp, will be merged into IROQ with IROQ as the surviving corporation, followed by the merger of IROQ into Niagara Bancorp, Inc. with Niagara Bancorp, Inc. as the surviving corporation. All shares and outstanding stock options of IROQ will be canceled, and Niagara Bancorp will pay $33.25 per share in cash for each of the 2,306,880 shares of IROQ common stock. Niagara Bancorp will also pay, for each of the 208,200 outstanding options under the IROQ Stock Option Plan, $33.25 less the exercise price of the options (weighted average exercise price $16.11). The aggregate purchase price for IROQ is approximately $80.3 million. The transaction will be accounted for using the purchase method.

     In connection with the transaction, the Registrant has also given Niagara Bancorp, Inc. an option to purchase 459,069 shares of Registrant's common stock at a price of $24.00 per share.

     Consummation of the merger is subject, among other things, to approval by IROQ shareholders and the receipt of all required regulatory approvals. It is anticipated that the transaction will be completed by the end of the third quarter of the year 2000.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION,
          AND EXHIBITS

The following Exhibits are filed as part of this report:

Exhibit No.    Description

  2.1 Agreement and Plan of Merger, dated March 26, 2000 by and between Iroquois Bancorp, Inc., Niagara Bancorp, Inc. and Niagara Merger Corp, including Stock Option Agreement and letter voting agreement as exhibits.
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                                   SIGNATURES


                             Iroquois Bancorp, Inc.



DATE:   April 5, 2000        By:  /s/Richard D. Callahan
                                -----------------------------

                             Richard D. Callahan
                             President and Chief Executive Officer



                                 EXHIBIT INDEX

The following Exhibits are filed as part of this report:


Exhibit No.    Description

   2.1 Agreement and Plan of Merger, dated March 26, 2000 by and between Iroquois Bancorp, Inc., Niagara Bancorp, Inc. and Niagara Merger Corp, including Stock Option Agreement and letter voting agreement as exhibits.